Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Rocket Companies, Inc., the undersigned hereby consents to being named and described as a person who will become a director of Rocket Companies, Inc., and to all other references to the undersigned, in or incorporated by reference into the Registration Statement and any amendment or supplement to the Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of 8/5/2020.

/s/ Nancy Tellem
Name: Nancy Tellem